Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-46361 and 333-71768) of IHOP Corp. of our report dated February 13, 2004, except for the loan amendment discussed in Note 6 for which the date is March 8, 2004,  relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Los Angeles, California

April 1, 2005